Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA:
January 28, 2015	Heidi Barker Sa Shekhem	630-623-3791
heidi.barker@us.mcd.com

	Becca Hary	630-623-7293
becca.hary@us.mcd.com

INVESTORS:
	Chris Stent	630-623-3801
chris.stent@us.mcd.com

MCDONALD’S ANNOUNCES KEY MANAGEMENT CHANGES
BOARD ELECTS NEW CHIEF EXECUTIVE OFFICER
UPON RETIREMENT OF DON THOMPSON

OAK BROOK, Ill. (January 28, 2015) The Board of Directors of McDonald's Corporation today announced that Don Thompson will retire as President and Chief Executive Officer and as a member of the Board of Directors after nearly 25 years of service to the company, effective March 1. The Board has elected Steve Easterbrook to replace Thompson as President and CEO. Easterbrook was also elected to the Board of Directors, filling the vacancy created by Thompson.
“Steve is a strong and experienced executive who successfully led our UK and European business units and the Board is confident that he can effectively lead the Company to improved financial and operational performance,” said Andrew McKenna, non-executive Chairman of the Board of Directors.
McKenna continued: “On behalf of the Board I sincerely thank Don for his valuable contributions and outstanding service throughout his career at McDonald’s. We will be indebted for his passionate leadership, business acumen, dedication and system knowledge.”
In announcing his retirement, Thompson said. “It’s tough to say goodbye to the McFamily, but there is a time and season for everything. I am truly confident as I pass the reins over to Steve, that he will continue to move our business and brand forward.”
“I am grateful to have had the opportunity to work with Don and congratulate him on his remarkable career at McDonald’s,” said Easterbrook. “I am honored to lead this great brand, and am committed to working with our franchisees, suppliers and employees to drive forward our strategic business priorities to better serve our customers.”

Prior to this promotion, Easterbrook was Senior Executive Vice President and Chief Brand Officer, leading McDonald’s efforts to elevate its marketing, advance menu innovation, and create an infrastructure for its digital initiatives. An accomplished, McDonald’s veteran, Easterbrook previously served in key leadership roles across the company’s global business, including president of McDonald’s Europe.
In addition, Pete Bensen, Senior Executive Vice President and Chief Financial Officer, is promoted to the newly-created role of Chief Administrative Officer. In his new position reporting to Easterbrook, Bensen will oversee a number of functions supporting the company’s operations. Kevin Ozan, who currently serves as Senior Vice President and Corporate Controller, will succeed Bensen and is promoted to Executive Vice President and Chief Financial Officer.
As CFO, Ozan will report to Bensen and will be responsible for managing the global financial organization and leading the development and execution of the company’s fiscal strategies. Ozan brings broad financial experience and has held senior-level positions in the company’s Finance, Investor Relations and Accounting departments with assignments in both the U.S. and European markets.
The McDonald's Board of Directors today elected Bensen and Ozan to their respective positions, which will also be effective March 1.
“McDonald’s is an outstanding company with talented employees and these management changes are aimed at speeding the company’s movement to its next phase of innovation and growth, said McKenna. “The Board will continue to be actively engaged with the leadership team to drive McDonald’s future success throughout this transition.”
McDonald's is the world's leading global foodservice retailer with over 36,000 locations serving approximately 69 million customers in over 100 countries each day.  More than 80% of McDonald's restaurants worldwide are owned and operated by independent local business men and women.
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